Exhibit 99.1

FORMER WORLD BANK MANAGING DIRECTOR SVEN SANDSTROM
JOINS AES BOARD

Robert Waterman retires; Plans to remain as advisor to the Board

ARLINGTON, VA, September 6, 2002 -- The AES Corporation (NYSEAES) announced today that former World Bank Managing Director, Sven Sandstrom, has joined the Board of Directors. Mr. Sandstrom, 60, is an adviser and director at several European corporations and institutions. He departed the World Bank in December 2001 following a 30-year career with the Bank, where he was named Managing Director in 1991. As Managing Director, he most recently had oversight responsibility for the following regions: Europe and Central Asia, Latin America and Caribbean and East Asia and Pacific.

Mr. Sandstrom was born in northern Sweden and studied civil engineering and business administration in his home country. In the late 1960’s he was a Research Associate at the Massachusetts Institute of Technology (MIT) and Harvard Business School.

AES also announced today that Robert Waterman has retired from the Board after serving for 17 years. Mr. Waterman, a best selling author on management, initially advised AES while a consultant with McKinsey & Company and later became a Board member in 1985. He will continue to be an advisor to the AES Board.

The change in Board membership maintains the number of AES Board members at the present ceiling of 12. The Board has begun to take steps to further strengthen governance by introducing a new range of expertise into Board deliberations.

Roger W. Sant, Chairman of the Board of AES commented, “We welcome the addition of Sven to our deliberations at this critical time in the life of AES. His international experience in the banking sector and strong leadership qualities will prove to be a valuable addition to AES. At the same time, we want to celebrate Bob Waterman’s vast contribution to our company. Bob has served AES for much of our history and we are grateful for his clear vision and strategic thinking. I am pleased that we will continue to have him as an advisor to the Board and we thank him for his continuing dedication to AES.”

Mr. Sandstrom said, “I am delighted to have the opportunity to join the AES Board and look forward to working with the company as it moves forward in strengthening its business around the globe at a time when there are many challenges in the electric power sector and in financial markets.”

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain “forward-looking statements” regarding The AES Corporation’s business. These statements are not historical facts, but statements that involve risks and uncertainties. Actual results could differ materially from those projected in these forward-looking statements. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

AES is a leading global power company comprised of contract generation, competitive supply, large utilities and growth distribution businesses.

The company’s generating assets include interests in 177 facilities totaling over 59 gigawatts of capacity, in 33 countries. AES’s electricity distribution network sells over 108,000 gigawatt hours per year to over 16 million end-use customers.

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For more general information visit our web site at www.aes.com or contact investor relations at investing@aes.com.

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